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                                                                    EXHIBIT 99.1

NEWS RELEASE                                           [TENNECO AUTOMOTIVE LOGO]


For immediate release:

Contact:  Jane Ostrander
          Media Relations
          (847) 482-5607
          jane.ostrander@tenneco-automotive.com

          Leslie Cleveland Hague
          Investor Relations
          (847) 482-5042
          lchague@tenneco-automotive.com


           TENNECO AUTOMOTIVE TO REDUCE WORLDWIDE SALARIED WORK FORCE


LAKE FOREST, ILLINOIS, JANUARY 31, 2001 - Tenneco Automotive (NYSE: TEN) announced today that it intends to eliminate up to an additional 405 salaried positions worldwide in response to increasingly difficult industry conditions. This reduction includes the immediate elimination of 215 positions.

This action is in addition to the cost-reduction plans announced by the company in October 2000 that included eliminating up to 700 salaried positions worldwide by the end of 2001. Today's cost-reduction plans are expected to be fully implemented by the end of the first quarter 2002, at which time the company anticipates it will have reduced its worldwide salaried workforce by 22 percent as a result of the two initiatives.



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Like many others in the automotive supply sector, the company continues to be negatively impacted by a persistent weakness in the global aftermarket, cutbacks in North American light vehicle production, and a sharp decline in North American heavy-duty truck production.

"We regret the impact on our people as we eliminate more positions," said Mark
P. Frissora, chairman and CEO, Tenneco Automotive. "However, we are facing very tough industry conditions which, coupled with our highly leveraged structure, make it absolutely necessary to respond as quickly as possible by continuing to aggressively cut costs and reduce spending."

Tenneco Automotive estimates that this cost reduction plan will generate approximately $27 million in annual savings when fully implemented. The company anticipates taking cash charges of up to $14 million in 2001 related to the reductions announced today. All work force reductions will be done in compliance with all legal and contractual requirements including obligations to consult with worker committees, union representatives and others.

The annual savings are expected to be in addition to the approximately $45 million in annual savings the company anticipates it will realize when the workforce reduction plans announced in October 2000 are completed at the end of 2001.

Tenneco Automotive is a $3.5 billion manufacturing company headquartered in Lake Forest, Ill., with 23,000 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Reflex(TM)

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shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components.


This press release contains forward-looking statements regarding, among other things, the company's cost reduction plans (including without limitation the anticipated timing, charges and savings related thereto). Words such as "expects," "anticipates," "estimates," "will" and similar expressions identify these forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases); (iv) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the company's resultant inability to realize the sales represented by its awarded book of business; (v) changes in consumer demand and prices, including decreases in demand for automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (vi) the cost of compliance with changes in regulations, including environmental regulations; (vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions and increases in the costs of raw materials; (ix) the company's ability to integrate operations of acquired businesses quickly and in a cost effective manner; (x) the company's ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (xi) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers; (xii) further changes in the distribution channels for the company's aftermarket products, and further consolidations among automotive parts customers and suppliers; (xiii) changes by the Financing Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; and (xiv) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.